AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            CYPRESS BIOSCIENCE, INC.
             (Exact name of Registrant as specified in its charter)


           DELAWARE                          3845                      22-2389839
  (State or other jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)   Classification Code Number)    Identification Number)

                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323

     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------

                          JAY D. KRANZLER, M.D., PH.D.
         CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                            CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
       (Name, address, including zip code and telephone number, including area code, of agent for service)

                                 ---------------

                                   COPIES TO:
                             FREDERICK T. MUTO, ESQ.
                              D. BRADLEY PECK, ESQ.
                              LAUREN D. BOYD, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

                                                                                             PROPOSED
                                                                           PROPOSED          MAXIMUM
                                                                           MAXIMUM          AGGREGATE              AMOUNT OF
                TITLE OF EACH CLASS OF                    AMOUNT TO     OFFERING PRICE       OFFERING             REGISTRATION
             SECURITIES TO BE REGISTERED                BE REGISTERED     PER SHARE          PRICE(1)                 FEE
             ---------------------------                -------------     ---------          --------                 ---
Common Stock, $.02 par value per share                    3,063,561         $2.89          8,853,604.59             2,461.33

    (1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq SmallCap Market on October 26, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION - DATED OCTOBER 28, 1998

                                   PROSPECTUS

                                3,063,561 SHARES

                            CYPRESS BIOSCIENCE, INC.

                                  COMMON STOCK

         In September 1998, we sold shares of our Series A Convertible Preferred Stock to certain individuals and entities. These shares of preferred stock are convertible into 3,063,561 shares of our common stock. We have filed this prospectus to register the shares of common stock underlying the Series A Convertible Preferred Stock so that the stockholders may offer and sell shares in the public market and otherwise. The selling stockholders and the number of shares of our common stock each selling stockholder may sell under this prospectus are listed on pages 6-7 of this prospectus.

         The selling stockholders may offer their Cypress common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices.

         Our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "CYPB." On October 27, 1998, the closing price of one share of Cypress common stock on the Nasdaq SmallCap Market was $2.6875.

                                ----------------

         THE SHARES OF CYPRESS COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ----------------

         THE SHARES OF CYPRESS COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED _______ __, 1998.



                                       1.

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SEC. THE REGISTRATION STATEMENT INCLUDES EXHIBITS AND ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS.

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY SUPPLEMENTAL INFORMATION OR MAKE ANY REPRESENTATIONS FOR US. YOU SHOULD NOT RELY UPON ANY INFORMATION ABOUT CYPRESS THAT IS NOT CONTAINED IN THIS PROSPECTUS OR IN ONE OF CYPRESS'S PUBLIC REPORTS FILED WITH THE SEC AND INCORPORATED INTO THIS PROSPECTUS. INFORMATION CONTAINED IN THIS PROSPECTUS OR IN CYPRESS'S PUBLIC REPORTS MAY BECOME OUTDATED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR OTHER DATE TO WHICH SPECIFIC INFORMATION CONTAINED HEREIN IS QUALIFIED. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                   THE COMPANY

         At Cypress, we research, develop, manufacture and market medical devices and therapeutics for the treatment of human immune system disorders, and we develop novel therapeutic agents for the treatment of blood platelet disorders. We currently market one product, the Prosorba(R) column, for only one indication, the treatment of idiopathic thromboxylopene purpura ("ITP"). Our goal is to continue to market the Prosorba column for the treatment of ITP and to obtain regulatory approval to market the Prosorba column for the treatment of rheumatoid arthritis. We also plan to attempt to discover other disease indications for which the Prosorba column may be used as a treatment and to market the Prosorba column in those areas. In addition, we intend to continue to develop Cyplex(R) (Infusible Platelet Membranes), a platelet alternative, as an alternative to traditional platelet transfusions.

         Our principal executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121, and our telephone number is (619) 452-2323. We were incorporated in Delaware in 1981.

         Prosorba column and Cyplex, platelet alternative, are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.



                                       2.

                                  RISK FACTORS

         Investment in Cypress shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any Cypress shares.

         Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

OUR NEED FOR ADDITIONAL CAPITAL

         We are actively seeking opportunities to raise additional capital to be used primarily to develop new and complete existing research, to fund the proposed commercial launch of the Prosorba column for the rheumatoid arthritis indication, and to further the development and marketing of Cyplex, platelet alternative. We may need to raise additional capital to complete the development and commercialization of our existing products. If we decide to continue the development of products other than the Prosorba column and Cyplex, platelet alternative, we will be required to raise additional capital. The amount of capital we will require is difficult to predict, and we cannot assure you that we will be able to raise any additional capital from any source. If we are unable to obtain additional financing, we may have to delay, scale back or eliminate some or all of our research and development activities. In addition, we may be required to license to third parties technologies that we would otherwise seek to develop ourselves, to seek financing at potentially higher costs to us or to seek additional methods of financing. Such results may have a detrimental effect on our financial condition and could prevent us from realizing our long-term goals.

OUR HISTORY OF OPERATING LOSSES

         We are operating at a loss and have been operating at a loss since our formation in October 1981. As of June 30, 1998, we had an accumulated deficit of approximately $73.5 million. Our ability to become profitable is dependent upon our obtaining U.S. Food and Drug Administration (the "FDA") marketing approval of the Prosorba column in rheumatoid arthritis and disease indications other than ITP in a timely manner, and successfully increasing the sales of the Prosorba column. If we do not receive marketing approval from the FDA for the Prosorba column for the treatment of rheumatoid arthritis, or for Cyplex, platelet alternative, for the treatment of platelet disorders, we will have to significantly scale back our plans, curtail clinical trials, and limit our present operations in order to become profitable or operate on a break-even basis.

PENDING FDA DECISION ON OUR PRE-MARKET APPROVAL APPLICATION

         Our only FDA-approved product is the Prosorba column, which the FDA approved in 1987 for use by patients with ITP. However, sales of the Prosorba column for use by patients with ITP have declined over the last two years.



                                       3.

We are currently focused on obtaining FDA approval to market the Prosorba column for the treatment of rheumatoid arthritis. We filed a Pre-Market Approval application with the FDA in July 1998 to allow us to market the Prosorba column for use in the treatment of rheumatoid arthritis (the "PMA Application"). The Company will appear at a hearing before the FDA's Gastroenterology and Urology Device Advisory Panel (the "FDA Panel") on October 29, 1998. The FDA Panel will recommend on that day to the FDA whether to approve the Company's PMA Application. If the PMA Application is not approved and the Prosorba column is restricted to the treatment of ITP, the Company would be required to significantly scale back its plans and limit its present operations.

OUR SALES FORCE

         We have a small domestic sales force that sells the Prosorba column directly to customers for use in the treatment of ITP. To date, our sales force has made commercial sales of the Prosorba column only for use in the treatment of ITP. Our sales force has had no experience in marketing the Prosorba column for use in the treatment of disease indications other than ITP. Accordingly, if we receive FDA approval to use the Prosorba column for the treatment of rheumatoid arthritis or any other disease indications other than ITP, our sales force may not be able to successfully market the Prosorba column for such uses. Any failure by our sales force to successfully market the Prosorba column for rheumatoid arthritis, if approved, would have a material adverse effect on our overall financial performance.

COMPETITIVE ENVIRONMENT

         The healthcare field in general and the particular areas in which we market our products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases, we compete with other products, therapeutic techniques and treatments offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than we do.

         The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, we may be required to develop or purchase new products to protect our technology from obsolescence. We may not be able to develop or obtain such products. Even if we develop or obtain new products, such products may not be commercially viable. In addition, we cannot assure you that our Prosorba column will prove effective in the treatment of rheumatoid arthritis or that Cyplex, platelet alternative, if approved for sale by the FDA, will be an effective alternative to traditional platelet therapy. If the Prosorba column fails to be effective in the treatment of rheumatoid arthritis or if Cyplex, platelet alternative, fails to be an effective alternative to traditional platelet therapy, our entire business will be materially adversely affected.

UNCERTAINTY OF OUR PATENT PROTECTION

     As a policy, we seek to protect our proprietary technology and inventions which are used in the Prosorba column and Cyplex, platelet alternative, through patents, trade secret law and other legal protections. We may, however, incur significant expense in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others.



                                       4.

Any patent or other infringement litigation by or against us could result in significant expense to us and diversion of our management resources, which in turn could have an adverse effect on our financial performance. We also could be forced to modify or abandon the Prosorba column or Cyplex, platelet alternative, based upon our assessment of intellectual property risks or actual or threatened claims by others. Since the Prosorba column is our only FDA-approved product, our entire business would be materially adversely affected if we were unable to sell that product.

CONCENTRATION OF OUR OWNERSHIP

         As of October 16, 1998, Paramount Capital, Inc., through its affiliates, beneficially owns 19.2% of our outstanding common stock and Allen & Company Incorporated beneficially owned approximately 13.6% of our outstanding common stock. Individually or collectively, Paramount Capital, Inc. and Allen & Company Incorporated may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

INSURANCE REIMBURSEMENT

         Successful commercialization of a new medical product, such as the Prosorba column or Cyplex, platelet alternative, depends on reimbursement by public and private health insurers to health care providers for use of such products. Such reimbursement may not be available due to a variety of factors, many of which could affect us as we commercialize use of the Prosorba column for rheumatoid arthritis and continue the development and commercialization of Cyplex, platelet alternative. We have generally been successful in assisting health care providers in arranging reimbursement for the use of the Prosorba column in the treatment of ITP. We cannot assure you, however, that public and private insurers will continue to reimburse us for the use of the Prosorba column in the treatment of ITP or in the treatment of any other disease indications approved by the FDA. In addition, we do not know whether health care providers will reimburse us for the use of Cyplex, platelet alternative.

PRODUCT LIABILITY FOR OUR PRODUCTS

         The use of the Prosorba column and, if approved for use by the FDA, Cyplex, platelet alternative, may result in adverse side effects to the end-users that could expose us to product liability claims. We currently hold product liability insurance of $15 million, which we believe is adequate in light of our business. However, we cannot predict all the possible harms or side effects that may result from treatment of patients with our products and therefore, we cannot assure you that the amount of coverage we currently hold will be adequate to protect us. We also cannot assure you that we will have sufficient resources to pay any liability resulting from such a claim beyond our insurance coverage.

POSSIBLE VOLATILITY OF OUR STOCK PRICE

     Like other smaller-capitalization technology companies, our stock price has fluctuated significantly at times and is subject to a risk of ongoing volatility. The price of our shares may be adversely affected by our financial performance or the performance of our competitors, the market for technology company stocks, the market for small cap company stocks, general economic trends or other factors that we cannot predict or control.



                                       5.

     In addition, in connection with our acquisition of PRP, Inc. in November 1996, we must make a $5 million milestone payment to the former holders of equity securities of PRP, Inc. when there is a public announcement of an FDA approval letter relating to the use of Cyplex, platelet alternative, for the treatment of thrombocytopenia. We have the option to make that payment in cash or shares of our common stock. If we decide to make that payment in cash, a cash payment of $5 million might have a material adverse effect on our financial condition. If we decide to make that payment in common stock, the issuance of additional shares of common stock with a value of $5 million might have a significant impact on the market price of our common stock.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the Cypress shares which are covered by this prospectus will go to the selling stockholders who offer and sell their shares. Cypress will not receive any proceeds from sales of Cypress shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         Under a Stockholder Rights Agreement dated as of September 15, 1998 among Cypress and certain selling stockholders, we agreed to register the shares of common stock issued on conversion of the Series A Convertible Preferred Stock and to use our best efforts to keep the registration statement effective until the earlier of:

         - all securities have been sold under the registration statement; or

         -        all securities have been sold under Rule 144.

         Our registration of these Cypress shares does not necessarily mean that the selling stockholders will sell all or any such shares.


                                   Shares                                   Shares
                                Beneficially                             Beneficially
                               Owned Prior to             Shares Being    Owned After
                                 Offering(1)   Percent(2)    Offered     Offering(1)(3)
                                 -----------   -------      -------     --------------
Name of Selling Stockholders       Number                    Number         Number
----------------------------       ------                    ------         ------
Abbnuzzese, Anthony                95,666         *          66,666          29,000
Adler, Larry D.                    30,000         *          30,000               0
Angell, Richard A.                 66,667         *          66,667               0
Aries Domestic Fund, L.P. (4)   3,018,700(5)    7.6         173,333       2,845,367
Braziel, Ronald W.                210,000         *         100,000         110,000
Century Publishing Company        133,333         *         133,333               0
Clearwater  Fund I, L.P.          200,000         *         200,000               0
Clearwater Offshore Fund Ltd.     973,900       2.5         400,000         573,900
Drobny, Irving                      2,000         *           2,000               0



                                       6.

                                 Shares
                               Beneficially                             Shares
                                  Owned                              Beneficially
                                 Prior to              Shares Being  Owned After
                               Offering(1)  Percent(2)  Offered    Offering(1)(3)
                               -----------  -------     -------    --------------
Name of Selling Stockholders     Number                  Number         Number
----------------------------     ------                  ------         ------

Drueke, Paul Charles             61,000        *         33,000         28,000
Finkelstein, Jerry               13,333        *         13,333              0
Freedman, Rick M.                26,800        *         13,400         13,400
Goulding, Dr. Richard E.         60,291(6)     *         26,666         33,625
Goulding, Randall S.             54,000(7)     *         24,000         30,000
Hennessy, Paul E.                16,666        *         16,666              0
Higgins, James R., M.D.          91,666        *         66,666         25,000
Holland, James A.                20,000(8)     *         15,000          5,000
Hyman Lezell Revocable Trust     39,000        *         34,000          5,000
Jerome P. Seiden, Trustee
of the Jerome P. Seiden
Revocable Trust Agreement
dated 4/22/83                    33,333        *         33,333             0
Katzman, Marshall                31,750(9)     *         13,000        18,750
Levine, Fred                     10,000        *         10,000             0
Levitas, Doron                  100,000        *        100,000             0
Lisenby, Sr., S. Alan            33,333        *         33,333             0
Michael T. Jackson Trust- New
Technologies Fund, Michael T.
Jackson TTEE                    150,000        *        150,000             0
Morrongiello, John               82,666(10)    *         66,666        16,000
Nagler, Steven B.                15,500(11)    *          2,000        13,500
Nordruk Partners Investment
Co. Limited Partners            100,000        *         51,500        48,500
Paradigm Group, LLC             161,333        *        161,333             0
Rosin, Joseph A.                163,333        *        143,333        20,000
Samuel D. Anderson and
Mary Ann H. Anderson, Trustees
of the Samuel and Mary Ann
Anderson Trust Dated
March 22, 1979                  100,000        *        100,000             0
Savino, Joseph E.                26,666        *         26,666             0
Schachter, Jerome                73,333        *         73,333             0
Schachter, Michael                4,000        *          4,000             0
Schwartz, Sarah                  38,650(12)    *         25,000        13,650
Sheldon B. Cohen & Samuel
Spiro, as tenants in common      66,667        *         66,667             0




                                       7.

                                  Shares                                    Shares
                               Beneficially                              Beneficially
                              Owned Prior to             Shares Being     Owned After
                                Offering(1)   Percent(2)   Offered      Offering(1)(3)
                                -----------   -------      -------      --------------
Name of Selling Stockholders      Number                   Number          Number
----------------------------      ------                   ------          ------

Shiman, Stewart A.               258,333(13)      *       33,333         225,000
The Aries Trust                5,269,535(14)   13.3      493,334       4,776,201
Vulcano, Michael                  18,000          *       18,000               0
Wierenga, Peter Douglas          135,000          *       34,000         101,000
Zerfass, Robb                     10,000          *       10,000               0

  *      Less than 1%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 39,447,397 shares of common stock outstanding on October 27, 1998.

(3)      Assumes the sale of all shares offered hereby.

(4) Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager of the Aries Fund, a Cayman Island Trust (the "Trust") and the general partner of Aries Domestic Fund, L.P. (the "Partnership" and collectively with the Trust, the "Aries Funds"). Lindsay A. Rosenwald, M.D. is the President and sole shareholder of PCAM. Dr. Rosenwald and PCAM share voting and dispositive power with respect to the shares held by the Aries Funds. Dr. Rosenwald and PCAM disclaim beneficial ownership of the shares held by the Aries Funds except to the extent of their pecuniary interest therein, if any.

(5)      Includes warrants to purchase 37,500 shares of our common stock.

(6)      Includes warrants to purchase 3,625 shares of our common stock.

(7)      Includes warrants to purchase 30,000 shares of our common stock.

(8) Mr. Holland's brother-in-law is Samuel D. Anderson, a member of our board of directors.

(9)      Includes warrants to purchase 6,250 shares of our common stock.

(10)     Includes warrants to purchase 5,000 shares of our common stock.

(11)     Includes warrants to purchase 6,250 shares of our common stock.

(12)     Includes warrants to purchase 6,250 shares of our common stock.

(13)     Includes warrants to purchase 75,000 shares of our common stock.

(14)     Includes warrants to purchase 87,500 shares of our common stock.



                                       8.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their Cypress shares at various times in one or more of the following transactions:

         -        on the Nasdaq SmallCap Market;

         -        in the over-the-counter market;

         - in negotiated transactions other than the Nasdaq SmallCap Market or the over-the-counter market;

         -        in connection with short sales of the Cypress shares;

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         -        in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers for whom they acted as agents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

         1. Annual report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Quarterly report on Form 10-Q for the quarter ended March 31, 1998;

         3. Quarterly report on Form 10-Q for the quarter ended June 30, 1998; and

         4.       Current report on Form 8-K/A dated April 16, 1998.



                                       9.

         You may request a copy of these filings, at no cost, by writing the Company at the following address:

                           Cypress Bioscience, Inc.
                           Attn:  Investor Relations
                           4350 Executive Drive, Suite 325
                           San Diego, CA 92121



                                      10.

                           DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue 60,000,000 shares of common stock and 15,000,000 shares of preferred stock, including 3,333,333 shares of Series A Convertible Preferred Stock. As of October 27, 1998, 39,447,397 shares of common stock and 3,063,561 shares of Series A Convertible were outstanding. The Board of Directors may issue shares of the preferred stock at any time, in one or more series without stockholder approval. The Board of Directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.

COMMON STOCK AND PREFERRED STOCK

         Each share of Series A Convertible Preferred has a liquidation preference of $1.50 per share plus unpaid dividends. Each share of Series A Convertible Preferred is entitled to any dividends that are declared on the common stock. Our common stockholders and our preferred stockholders have the right to receive dividends that our Board of Directors declares in the form of cash, securities or property.

         The Series A Convertible Preferred Stock is not redeemable. The holders may convert each share of Series A Convertible Preferred Stock into one share of common stock (subject to anti-dilution adjustments).

         Common stockholders have the right to vote one vote per share on all matters that require their vote. This could change if we amend our charter documents. Holders of Series A Convertible Preferred Stock are entitled to one vote for each share of preferred and vote together with common stock on all matters submitted to the common stockholders.

WARRANTS

         As of October 27, 1998 there were warrants outstanding to purchase up to 2,724,149 shares of our common stock at an exercise price of $2.00 per share, the warrants were registered under the Securities Act. The warrants were issued in October and November 1996 as a part of a "Unit," which was two shares of our common stock and one warrant to purchase one share of our common stock. The warrants were issued in registered form under a Warrant Agreement, dated as of September 18, 1996 between the Company and American Stock Transfer and Trust Company, who agreed to serve as the warrant agent for the warrants.

         Under certain circumstances, all or any portion of the warrants are redeemable, in whole or in part, at our option at a redemption price of $0.10 per warrant. If we attempt to redeem any warrants, the warrant may be exercised until the close of business on the fifth business day preceding the day on which we call for the redemption, the day on which we call for the redemption will be specified in a notice of redemption.

         The warrants are fully exercisable as of the date of this Prospectus and will generally expire on October 1, 2001, unless exercised earlier.

COMPENSATION WARRANTS

         As of October 27, 1998, there were warrants outstanding to purchase 154,000 shares of our common stock at an exercise price of $1.875 per share. We originally issued these warrants to our directors, officers, employees and consultants as compensation for their services (the



                                      11.

"Compensation Warrants"). The Compensation Warrants are fully exercisable as of the date of this Prospectus and will generally expire in June 2001, unless they are exercised earlier.

         We are obligated to register the shares of common stock underlying the Compensation Warrants. We will try to keep any such registration statement and prospectus filed with the SEC to register the Compensation Warrants effective for the life of the Compensation Warrants. We agreed to pay all the expenses of registration of the shares underlying the Compensation Warrants.

OTHER WARRANTS

         As of October 27, 1998, there were warrants outstanding to purchase 300,000 shares of our common stock at an exercise price of $2.875 per share, which we originally issued in April 1994 to Allen & Company Incorporated as a placement agent fee in connection with a private placement of 7% Convertible Debentures. Such warrants are fully exercisable as of the date of this prospectus and will expire in April 1999 unless they are exercised earlier. In addition, as of October 27, 1998, Allen & Company Incorporated held an additional warrant to purchase 125,000 shares of our common stock at an exercise price of $2.00 per share. These warrants, which were acquired by Allen & Company Incorporated in connection with our October 1996 private placement of Units, are fully exercisable as of the date of this prospectus and generally expire October 2001, unless exercised earlier.

         As of October 27, 1998, there were outstanding warrants to purchase 150,000 shares of our common stock at a weighted average price of $2.27 per share. The warrants were issued in November 1996 to certain or our consultants in exchange for consulting services. Such warrants are exercisable as of the date of this prospectus and expire November 2001, unless exercised earlier.

                                  LEGAL MATTERS

         For purposes of this offering, Cooley Godward LLP, San Diego, California, is giving its opinion on the validity of the shares.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference from the Company's Annual Report
(Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                      12.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Securities being registered. All the amounts shown are estimates except for the SEC registration fee and the Nasdaq SmallCap Market listing fee.

SEC Registration fee...........................................$  2,461
Nasdaq SmallCap Market listing fee.............................   7,500
Legal fees and expenses........................................  10,000
Blue sky qualification fees and expenses ......................   1,000
Accounting fees and expenses...................................   3,000
Printing and engraving expenses................................   1,000
Miscellaneous                                                       539
                                                                 ------
    Total......................................................$ 25,500
                                                                 ======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

         The Registrant's Bylaws contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Bylaws provide that the Registrant shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         In addition, Registrant has entered into indemnity agreements with its executive officers and directors whereby Registrant obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of Registrant.

         Registrant maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with the Registrant and insures the Registrant for liabilities it may incur to indemnify its officers and directors.

ITEM 16. EXHIBITS

     EXHIBIT
      NUMBER              DESCRIPTION OF DOCUMENT
        5.1      Opinion of Cooley Godward LLP
       10.1      Form of Stock Purchase Agreement
       10.2      Form of Stockholder Rights Agreement
       23.1      Consent of Ernst & Young LLP, Independent Auditors
       23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
       24.1      Power of Attorney. Reference is made to page II-4.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (4) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                     II-4.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 28, 1998.

                            CYPRESS BIOSCIENCE, INC.

                                            By: /s/ Jay D. Kranzler
                                               ---------------------------------
                                                Jay D. Kranzler, M.D., Ph.D
                                                Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay D. Kranzler, M.D., Ph.D. and Debby Jo Blank, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                         Date
---------                            -----                         ----
/s/ Jay D. Kranzler, M.D., Ph.D.     Chief Executive Officer,      October 28, 1998
---------------------------------    Chief Scientific Officer,
Jay D. Kranzler, M.D., Ph.D.         Chief Financial Officer
                                     and Chairman of the Board
                                     (Principal Executive Officer
                                     and Principal Financial
                                     and Accounting Officer)

/s/ Debby Jo Blank, M.D.             President, Chief Operating    October 28, 1998
---------------------------------    Officer and Director
Debby Jo Blank, M.D.

/s/ Richard M. Crooks, Jr.           Director                      October 28, 1998
---------------------------------
Richard M. Crooks, Jr.

/s/ Philip J. O'Reilly               Director                      October 28, 1998
---------------------------------
Philip J. O'Reilly

Signature                                 Title                                         Date
---------                                 -----                                         ----
/s/ Jack H. Vaughn                        Director                                      October 28, 1998
-------------------------------------
Jack H. Vaughn

/s/ Samuel D. Anderson                    Director                                      October 28, 1998
-------------------------------------
Samuel D. Anderson

/s/ David Golde                           Director                                      October 28, 1998
-------------------------------------
David Golde

                                INDEX TO EXHIBITS

 EXHIBIT
 NUMBER          DESCRIPTION OF DOCUMENT
 ------          -----------------------
  5.1            Opinion of Cooley Godward LLP
 10.1            Form of Stock Purchase Agreement
 10.2            Form of Stockholder Rights Agreement
 23.1            Consent of Ernst & Young LLP, Independent Auditors
 23.2            Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
 24.1            Power of Attorney. Reference is made to page II-5.